Exhibit 5.1

HUNTON & WILLIAMS LLP 200 PARK AVENUE NEW YORK, NEW YORK 10166-0005 TEL 212 • 309 • 1000 FAX 212 • 309 • 1100

November 20, 2012	FILE NO: 68870.000015

Board of Directors

Carlisle Companies Incorporated

11605 North Community House Road

Suite 600

Charlotte, North Carolina 28277

Re: Registration Statement on Form S-3 (File No. 333-170980)

Ladies and Gentlemen:

We have acted as special counsel to Carlisle Companies Incorporated, a Delaware corporation (the “Company”), in connection with the issuance of $350,000,000 aggregate principal amount of the Company’s 3.75% Notes due 2022 (the “Notes”) pursuant to the above-referenced Registration Statement (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus and prospectus supplement thereto, dated November 15, 2012 (collectively, the “Prospectus”). The Notes are to be issued under the Indenture, dated as of January 15, 1997, between the Company and U.S. Bank National Association (as successor to State Street Bank and Trust Company, as successor to Fleet National Bank) (the “Original Trustee”), as heretofore supplemented and as further supplemented by the Third Supplemental Indenture, dated as of November 20, 2012, among the Company, the Original Trustee and The Bank of New York Mellon Trust Company, N.A. (as supplemented, the “Indenture”), and offered and sold pursuant to the Underwriting Agreement, dated November 15, 2012 (the “Underwriting Agreement”), and the Pricing Agreement, dated November 15, 2012 (the “Pricing Agreement”), each among the Company, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the underwriters named therein (collectively, the “Underwriters”).

We have examined originals or reproductions or certified copies of certain corporate records of the Company, and certificates of officers of the Company and of public officials, and such other documents as we have deemed necessary for purposes of rendering this opinion, including:

1.                          the Registration Statement and the Prospectus and the documents incorporated therein by reference;

2.                          the Certificate of Incorporation of the Company, as amended, as certified by a Secretary of the Company as of the date hereof;

ATLANTA   AUSTIN   BANGKOK   BEIJING   BRUSSELS   CHARLOTTE   DALLAS   HOUSTON   LONDON   LOS ANGELES

McLEAN   MIAMI   NEW YORK   NORFOLK   RALEIGH   RICHMOND   SAN FRANCISCO   TOKYO   WASHINGTON

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3.                          the Amended and Restated Bylaws of the Company, as certified by a Secretary of the Company as of the date hereof;

4.                          the Indenture;

5.                          a copy of the global note representing the Notes; and

6.                          resolutions adopted by the Board of Directors of the Company dated November 5, 2012, as certified by a Secretary of the Company as of the date hereof.

For purposes of the opinions expressed below, we have assumed without independent investigation (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the genuineness of all signatures not witnessed by us, (iv) the legal capacity of all natural persons, and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).

We do not purport to express an opinion on any laws other than the laws of the States of New York and Delaware and the Federal laws of the United States of America.

Based solely upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.                                      The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to issue the Notes in accordance with and subject to their terms and the terms of the Indenture.

2.                                      The Notes have been duly authorized by the Company and, when duly executed by the Company, authenticated in accordance with the provisions of the Indenture, and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement and the Pricing Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and the terms of the Indenture, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, (ii) general principles of equity, whether considered in a proceeding at law or in equity and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance, good faith and fair dealing.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, filed on or about the date hereof (the “Current Report”), which is incorporated by reference in the Registration Statement. We consent to the filing of this opinion as Exhibit 5 to the Current Report and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.  This opinion is expressed as of the date hereof, and we do not assume any obligation to advise you of facts or circumstances that hereafter come to our attention, or of changes in law that hereafter occur, which could affect the views contained herein.

Very truly yours,

/s/ Hunton & Williams LLP